July 30, 2025
Hayward Holdings Reports Second Quarter Fiscal Year 2025 Financial Results and Refines 2025 Guidance
SECOND QUARTER FISCAL 2025 SUMMARY
•Net Sales increased 5% year-over-year to $299.6 million
•Net Income increased 19% year-over-year to $44.8 million
•Adjusted EBITDA* increased 7% year-over-year to $88.2 million
•Diluted EPS increased 18% year-over-year to $0.20
•Adjusted diluted EPS* increased 14% year-over-year to $0.24

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the second quarter ended June 28, 2025 of its fiscal year 2025. Comparisons are to financial results for the prior-year second fiscal quarter.
CEO COMMENTS
“I am pleased to report strong second quarter results, including continued sales and earnings growth, impressive margin expansion, and further balance sheet improvement,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “Net sales increased 5% year-over-year with growth across both the North America and Europe and Rest of World segments. We delivered record gross profit margins of 52.7% and solid cash flow through aggressive execution of our tariff mitigation plans. As a result, net leverage declined to 2.1x, the lowest level in over three years, enhancing our financial flexibility. These results underscore the resiliency of our aftermarket model and the continued strong performance of our dedicated team. As macroeconomic and tariff environment continues to evolve, I am confident in our ability to execute our growth strategies and create shareholder value.”
SECOND QUARTER FISCAL 2025 CONSOLIDATED RESULTS
Net sales increased by 5% to $299.6 million for the second quarter of fiscal 2025. The increase in net sales during the quarter was driven by positive net price to offset inflation and tariffs, the favorable impact from acquisitions and foreign currency translation, partially offset by a decline in volume.
Gross profit increased by 9% to $157.8 million for the second quarter of fiscal 2025. Gross profit margin increased 170 basis points to 52.7%. The increase in gross profit margin was driven by positive net price to offset inflation and tariffs, along with operational efficiencies in our manufacturing facilities.
Selling, general, and administrative expense (“SG&A”) increased by 14% to $71.9 million for the second quarter of fiscal 2025. The increase in SG&A was primarily due to higher salary costs driven by wage inflation and investments in our selling and customer care teams and higher incentive compensation expense, partially offset by decreased warranty costs. As a percentage of net sales, SG&A increased 180 basis points to 24.0%, compared to the prior-year period of 22.2%, driven by the factors discussed above. Research, development, and engineering expenses were $6.1 million for the second quarter of fiscal 2025, or 2% of net sales, as compared to $6.1 million for the prior-year period, or 2% of net sales.
Operating income increased by 5% to $71.4 million for the second quarter of fiscal 2025, due to the aggregated effects of the items described above. Operating income as a percentage of net sales (“operating margin”) was 23.8% for the second quarter of fiscal 2025, a 10 basis point decrease from the 23.9% operating margin in the prior-year period.
Interest expense, net, decreased by 19% to $13.7 million for the second quarter of fiscal 2025 driven by lower interest rates, reduced debt as a result of the repayment of the Incremental Term Loan B principal balance in April 2024 and increased interest income on cash deposits. Due to the voluntary early debt repayment in April 2024, the Company incurred a $4.9 million loss on debt extinguishment in the prior-year period.
Income tax expense for the second quarter of fiscal 2025 was $14.6 million, resulting in an effective tax rate of 24.6%, compared to income tax expense of $9.4 million and an effective tax rate of 19.9% for the prior-year period. The change in the effective tax rate was primarily due to return-to-provision adjustments during the prior-year period.

Net income increased by 19% to $44.8 million for the second quarter of fiscal 2025. Net income margin expanded 180 basis points to 15.0%.
Adjusted EBITDA* increased by 7% to $88.2 million for the second quarter of fiscal 2025 from $82.6 million in the prior-year period. Adjusted EBITDA margin* expanded 50 basis points to 29.5%.
Diluted EPS increased by 18% to $0.20 for the second quarter of fiscal 2025. Adjusted diluted EPS* increased by 14% to $0.24 for the second quarter of fiscal 2025.
SECOND QUARTER FISCAL 2025 SEGMENT RESULTS
North America
Net sales increased by 6% to $255.2 million for the second quarter of fiscal 2025. The increase was driven by positive net price to offset inflation and tariffs and the acquisition and successful integration of the ChlorKing business acquired in June 2024, partially offset by a decline in volume due to the timing of orders in the 2025 season.
Segment income increased by 11% to $83.4 million for the second quarter of fiscal 2025. Adjusted segment income* increased by 10% to $89.1 million.
Europe & Rest of World
Net sales increased by 3% to $44.4 million for the second quarter of fiscal 2025. The increase was primarily due to the favorable impact of foreign currency translation and positive net price, partially offset by a decline in sales volume.
Segment income decreased by 8% to $7.6 million for the second quarter of fiscal 2025. Adjusted segment income* decreased by 6% to $8.0 million.
BALANCE SHEET AND CASH FLOW
As of June 28, 2025, Hayward had cash and cash equivalents of $365.1 million and approximately $163.3 million available for future borrowings under its revolving credit facilities. Cash flow provided by operations for the six months ended June 28, 2025 of $188.4 million was a decrease of $21.5 million from the prior-year period cash provided of $209.8 million. The decrease in cash provided was primarily driven by less cash generated by working capital compared to the prior-year period, partially offset by an increase in net income.
OUTLOOK
Hayward is refining its full year 2025 guidance, raising the low end of the guidance range for net sales. For fiscal year 2025, Hayward now expects net sales of $1.070 billion to $1.100 billion, or an increase of approximately 2% to 5% from fiscal year 2024, compared to our prior guidance of $1.060 billion to $1.100 billion. We continue to expect Adjusted EBITDA* of $280 million to $290 million, or an increase of approximately 1% to 5% from fiscal year 2024.
Hayward is excited about the long-term dynamics of the pool industry. The installed base of pools increases every year, providing continued growth opportunities, and the Company benefits from favorable secular demand trends in outdoor living, sunbelt migration, and technology adoption. Hayward continues to leverage its competitive advantages and drive increasing adoption of its leading SmartPad™ pool equipment products both in new construction and the aftermarket, which represents approximately 85% of net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, July 30, 2025 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the Company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.
For those unable to listen to the live conference call, a replay will be available approximately three hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13754708. The replay will be available until 11:59 p.m. Eastern Time on August 13, 2025.

ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “outlook,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2025 guidance and outlook; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements, or address the impacts of climate change; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business conditions; Hayward's ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; the impact of product manufacturing disruptions, including as a result of catastrophic and other events beyond Hayward's control; competition from national and global companies, as well as lower-cost manufacturers; the imposition, or threat of imposition, of tariffs and other trade restrictions could adversely affect Hayward’s business, including as a result of an adverse impact on general economic conditions; its ability to execute on its growth strategies and expansion opportunities; Hayward’s exposure to credit risk on its accounts receivable, impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating international businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; its use of artificial intelligence technologies may not be successful and may present business, intellectual property, compliance and reputational risks; misuse of its technology-enabled products could lead to reduced sales, liability claims or harm to its reputation; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish, maintain and effectively enforce intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation, including as a result of new or increased tariffs; Hayward’s ability to attract and retain senior management and other qualified personnel; the outcome of litigation and governmental proceedings; uncertainties related to distribution channel inventory practices and its impact on Hayward’s net sales volumes; Hayward’s ability to realize cost savings from restructuring activities and other factors set forth in “Risk Factors” in Hayward’s most recent Annual Report on Form 10-K.
Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of full fiscal year 2025 adjusted EBITDA outlook to the comparable GAAP measure is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Adjusted EBITDA outlook for full year 2025 is calculated in a manner consistent with the historical presentation of this measure, as shown in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 28, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$365,051	$196,589
Accounts receivable, net of allowances of $2,837 and $2,701, respectively	169,766	278,582
Inventories, net	228,292	216,472
Prepaid expenses	18,859	20,203
Income tax receivable	—	6,426
Other current assets	48,688	48,697
Total current assets	830,656	766,969
Property, plant, and equipment, net of accumulated depreciation of $118,219 and $112,099, respectively	154,931	160,377
Goodwill	951,339	943,645
Trademark	736,000	736,000
Customer relationships, net	189,153	198,333
Other intangibles, net	90,999	96,095
Other non-current assets	83,998	89,205
Total assets	$3,037,076	$2,990,624

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$13,412	$13,991
Accounts payable	74,489	81,476
Accrued expenses and other liabilities	198,751	217,242
Income taxes payable	6,075	273
Total current liabilities	292,727	312,982
Long-term debt, net	949,064	950,562
Deferred tax liabilities, net	234,060	239,111
Other non-current liabilities	62,827	64,322
Total liabilities	1,538,678	1,566,977

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of June 28, 2025 and December 31, 2024	—	—
Common stock $0.001 par value, 750,000,000 authorized; 245,217,249 issued and 216,550,880 outstanding at June 28, 2025; 244,444,889 issued and 215,778,520 outstanding at December 31, 2024	246	245
Additional paid-in capital	1,100,884	1,093,468
Common stock in treasury; 28,666,369 and 28,666,369 at June 28, 2025 and December 31, 2024, respectively	(359,206)	(358,133)
Retained earnings	758,696	699,564
Accumulated other comprehensive income	(2,222)	(11,497)
Total stockholders’ equity	1,498,398	1,423,647
Total liabilities, redeemable stock, and stockholders’ equity	$3,037,076	$2,990,624

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$299,603	$284,393	$528,444	$496,962
Cost of sales	141,764	139,306	257,230	247,296
Gross profit	157,839	145,087	271,214	249,666
Selling, general and administrative expense	71,893	63,155	137,010	123,169
Research, development and engineering expense	6,128	6,119	12,114	12,421
Acquisition and restructuring related expense	1,565	839	3,491	1,343
Amortization of intangible assets	6,870	6,949	13,705	13,849
Operating income	71,383	68,025	104,894	98,884
Interest expense, net	13,650	16,799	27,301	35,391
Loss on debt extinguishment	—	4,926	—	4,926
Other expense (income), net	(1,706)	(646)	(527)	(1,284)
Total other expense	11,944	21,079	26,774	39,033
Income from operations before income taxes	59,439	46,946	78,120	59,851
Provision for income taxes	14,640	9,365	18,988	12,430
Net income	$44,799	$37,581	$59,132	$47,421

Earnings per share
Basic	$0.21	$0.17	$0.27	$0.22
Diluted	$0.20	$0.17	$0.27	$0.21

Weighted average common shares outstanding
Basic	216,382,177	214,915,338	216,175,618	214,637,930
Diluted	221,834,188	221,259,232	221,856,056	221,159,419

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Six Months Ended
	June 28, 2025	June 29, 2024
Cash flows from operating activities
Net income	$59,132	$47,421
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	11,517	9,067
Amortization of intangible assets	17,166	17,046
Amortization of deferred debt issuance fees	1,880	2,294
Stock-based compensation	6,317	4,632
Deferred income taxes	(3,008)	(6,631)
Allowance for bad debts	2	81
Loss on debt extinguishment	—	4,926
(Gain) loss on sale of property, plant and equipment	206	(504)
Changes in operating assets and liabilities
Accounts receivable	114,267	124,537
Inventories	(6,098)	6,384
Other current and non-current assets	6,176	7,803
Accounts payable	(8,321)	(562)
Accrued expenses and other liabilities	(10,874)	(6,655)
Net cash provided by operating activities	188,362	209,839

Cash flows from investing activities
Purchases of property, plant, and equipment	(12,423)	(9,685)
Software development costs	(1,159)	(1,021)
Acquisitions, net of cash acquired	—	(62,367)
Proceeds from sale of property, plant, and equipment	—	48
Proceeds from short-term investments	—	25,000
Net cash used in investing activities	(13,582)	(48,025)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	2,856
Payments of long-term debt	(3,831)	(129,401)
Proceeds from issuance of short-term notes payable	—	6,340
Payments of short-term notes payable	(2,169)	(2,888)
Debt issuance costs	(1,143)	—
Purchase of common stock	(1,073)	(355)
Other, net	164	(159)
Net cash used in financing activities	(8,052)	(123,607)

Effect of exchange rate changes on cash and cash equivalents	1,734	(1,248)
Change in cash and cash equivalents	168,462	36,959
Cash and cash equivalents, beginning of period	196,589	178,097
Cash and cash equivalents, end of period	$365,051	$215,056

Supplemental disclosures of cash flow information:
Cash paid-interest	$25,230	$36,601
Cash paid-income taxes	9,591	6,221

Non-cash investing and financing activities:
Accrued and unpaid purchases of property, plant, and equipment	$927	$600
Equipment financed under finance leases	344	630

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net income	$44,799	$37,581	$59,132	$47,421
Depreciation	5,254	4,757	11,517	9,067
Amortization	8,631	8,503	17,166	17,046
Interest expense, net	13,650	16,799	27,301	35,391
Income taxes	14,640	9,365	18,988	12,430
Loss on debt extinguishment	—	4,926	—	4,926
EBITDA	86,974	81,931	134,104	126,281
Stock-based compensation (a)	11	230	57	420
Currency exchange items (b)	778	(180)	772	(126)
Acquisition and restructuring related expense, net (c)	1,565	839	3,491	1,343
Other (d)	(1,092)	(206)	(1,086)	(263)
Total Adjustments	1,262	683	3,234	1,374
Adjusted EBITDA	$88,236	$82,614	$137,338	$127,655

Net income margin	15.0%	13.2%	11.2%	9.5%
Adjusted EBITDA margin	29.5%	29.0%	26.0%	25.7%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended June 28, 2025 are primarily driven by $1.5 million of transaction and integration costs associated with the acquisition of ChlorKing HoldCo, LLC and related entities (“ChlorKing”) and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey. Adjustments in the three months ended June 29, 2024 are primarily driven by $0.6 million of transaction costs associated with the acquisition of the ChlorKing business and $0.3 million of separation and other costs associated with the centralization of operations in Europe.

Adjustments in the six months ended June 28, 2025 are primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.2 million of separation costs for the consolidation of operations in North America and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey. Adjustments in the six months ended June 29, 2024 are primarily driven by $0.7 million of separation and other costs associated with the centralization of operations in Europe and $0.6 million of transaction costs associated with the acquisition of ChlorKing.

(d)
Adjustments in the three months ended June 28, 2025 primarily include $1.1 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the three months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.2 million of costs incurred related to litigation.

Adjustments in the six months ended June 28, 2025 primarily include $1.1 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the six months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.3 million of costs incurred related to litigation.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	June 28, 2025	December 31, 2024
Net income	$130,366	$118,655
Depreciation	22,528	20,078
Amortization	35,903	35,783
Interest expense, net	54,073	62,163
Income taxes	32,085	25,527
Loss on debt extinguishment	—	4,926
EBITDA	274,955	267,132
Stock-based compensation (a)	245	608
Currency exchange items (b)	62	(836)
Acquisition and restructuring related expense, net (c)	8,612	6,464
Other (d)	3,256	4,079
Total Adjustments	12,175	10,315
Adjusted EBITDA	$287,130	$277,447

Net income margin	12.0%	11.3%
Adjusted EBITDA margin	26.5%	26.4%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended June 28, 2025 primarily include $6.3 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, this $6.3 million was an employee retention payment that was deposited into an escrow account on the date of acquisition. The full amount held in escrow was to be released to the specified key employees if such employees are employed by Hayward on the one-year anniversary of the acquisition. These payments were contingent on continued employment and are not dependent on the achievement of any metric or performance measure. The retention costs will be recognized over the twelve-month period from the date of acquisition. Further, other adjustments include $1.0 million of termination benefits related to a reduction-in-force within E&RW, $0.7 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.4 million of costs to finalize restructuring actions initiated in prior years and $0.2 million of separation costs associated with the consolidation of operations in North America.

Adjustments in the year ended December 31, 2024 are primarily driven by $3.2 million of compensation expenses for the retention of key employees acquired in the ChlorKing acquisition. Pursuant to the ChlorKing acquisition agreement, this $3.2 million was part of a total $6.3 million employee retention payment that was deposited into an escrow account on the date of acquisition. The full amount held in escrow will be released to the specified key employees if such employees are employed by Hayward on the one-year anniversary of the acquisition. These payments are contingent on continued employment and are not dependent on the achievement of any metric or performance measure. The retention costs will be recognized over the twelve-month period from the date of acquisition. Further, other adjustments for the year ended December 31, 2024 include $1.1 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.9 million of termination benefits related to a reduction-in-force within E&RW, $0.8 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize restructuring actions initiated in prior years.

(d)
Adjustments in the last twelve months ended June 28, 2025 are primarily driven by a $3.3 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business, $0.7 million in costs incurred as a result of flood damage from a hurricance at a contract manufacturing facility, and $0.3 million of costs incurred related to litigation, partially offset by $1.1 million of insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

Adjustments in the year ended December 31, 2024 are primarily driven by a $3.3 million increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business, $0.7 million of costs sustained from flood damage associated with a hurricane at a contract manufacturing facility and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets.

(e)
Items for the last twelve months ended June 28, 2025 are calculated by adding the items for the six months ended June 28, 2025 plus fiscal year ended December 31, 2024 and subtracting the items for the six months ended June 29, 2024.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net income	$44,799	$37,581	$59,132	$47,421
Tax adjustments (a)	(9)	(1,624)	(192)	(1,771)
Other adjustments and amortization:
Stock-based compensation (b)	11	230	57	420
Currency exchange items (c)	778	(180)	772	(126)
Acquisition and restructuring related expense, net (d)	1,565	839	3,491	1,343
Other (e)	(1,092)	(206)	(1,086)	(263)
Total other adjustments	1,262	683	3,234	1,374
Loss on debt extinguishment	—	4,926	—	4,926
Amortization	8,631	8,503	17,166	17,046
Tax effect (f)	(2,438)	(3,304)	(5,008)	(5,539)
Adjusted net income	$52,245	$46,765	$74,332	$63,457

Weighted average number of common shares outstanding, basic	216,382,177	214,915,338	216,175,618	214,637,930
Weighted average number of common shares outstanding, diluted	221,834,188	221,259,232	221,856,056	221,159,419

Basic EPS	$0.21	$0.17	$0.27	$0.22
Diluted EPS	$0.20	$0.17	$0.27	$0.21

Adjusted basic EPS	$0.24	$0.22	$0.34	$0.30
Adjusted diluted EPS	$0.24	$0.21	$0.34	$0.29

(a)
Tax adjustments for the three and six months ended June 28, 2025 reflect a normalized tax rate of 24.6% and 24.6%, respectively, compared to the Company’s effective tax rate of 24.6% and 24.3%, respectively. The Company’s effective tax rate for the three and six months ended June 28, 2025 primarily includes the tax benefits resulting from stock compensation. Tax adjustments for the three and six months ended June 29, 2024 reflect a normalized tax rate of 23.4% and 23.7%, respectively, compared to the Company's effective tax rate of 19.9% and 20.8%, respectively. The Company’s effective tax rate for the three months ended June 29, 2024 includes the tax benefits resulting from stock compensation and the six months ended June 29, 2024 additionally include a tax benefit resulting from a return-to-provision adjustment.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)
Adjustments in the three months ended June 28, 2025 are primarily driven by $1.5 million of transaction and integration costs associated with the acquisition of ChlorKing and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey. Adjustments in the three months ended June 29, 2024 are primarily driven by $0.6 million of transaction costs associated with the acquisition of the ChlorKing business and $0.3 million of separation and other costs associated with the centralization of operations in Europe.

Adjustments in the six months ended June 28, 2025 are primarily driven by $3.3 million of transaction and integration costs associated with the acquisition of the ChlorKing business, $0.2 million of separation costs for the consolidation of operations in North America and $0.2 million of termination benefits related to a reduction-in-force within E&RW, partially offset by a reduction in expense of $0.2 million to finalize the relocation of the Company's corporate office functions to Charlotte, North Carolina from Berkeley Heights, New Jersey. Adjustments in the six months ended June 29, 2024 are primarily driven by $0.7 million of separation and other costs associated with the centralization of operations in Europe and $0.6 million of transaction costs associated with the acquisition of ChlorKing.

(e)	Adjustments in the three months ended June 28, 2025 primarily include $1.1 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the three months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.2 million of costs incurred related to litigation.

Adjustments in the six months ended June 28, 2025 primarily include $1.1 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. Adjustments in the six months ended June 29, 2024 are primarily driven by $0.5 million of gains on the sale of assets, partially offset by $0.3 million of costs incurred related to litigation.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended		Three Months Ended
	June 28, 2025		June 29, 2024
	NAM	E&RW	NAM	E&RW
Segment income	$83,374	$7,589	$75,335	$8,289
Depreciation	4,448	439	$4,328	$263
Amortization	1,761	—	1,554	—
Stock-based compensation	—	—	57	—
Other (a)	(513)	—	—	—
Total adjustments	5,696	439	5,939	263
Adjusted segment income	$89,070	$8,028	$81,274	$8,552

Segment income margin %	32.7%	17.1%	31.2%	19.2%
Adjusted segment income margin %	34.9%	18.1%	33.7%	19.8%

(a)	The three months ended June 28, 2025 primarily includes $0.5 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility.

(Dollars in thousands)	Six Months Ended		Six Months Ended
	June 28, 2025		June 29, 2024
	NAM	E&RW	NAM	E&RW
Segment income	$126,828	$14,127	$115,077	$14,325
Depreciation	9,948	853	$8,215	$520
Amortization	3,461	—	3,197	—
Stock-based compensation	—	—	69	10
Other (a)	(510)	—	19	—
Total adjustments	12,899	853	11,500	530
Adjusted segment income	$139,727	$14,980	$126,577	$14,855

Segment income margin %	28.7%	16.4%	27.8%	17.4%
Adjusted segment income margin %	31.6%	17.4%	30.5%	18.0%

(a)
The six months ended June 28, 2025 primarily includes $0.5 million of income from insurance proceeds related to flood damage associated with a hurricane at a contract manufacturing facility. The six months ended June 29, 2024 represents losses on the sale of assets.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Misty Zelent
mzelent@hayward.com
Source: Hayward Holdings, Inc.